Exhibit 1.6

(Translation)

REGULATIONS OF THE COMPENSATION COMMITTEE

OF

NOMURA HOLDINGS, INC.

(Nomura Horudingusu Kabushiki Kaisha)

Article 1. (Purpose)

1. Pursuant to the “Regulations of the Organization”, these Regulations shall provide for necessary matters with respect to the operation of the Compensation Committee.

2. The purpose of the Compensation Committee is to ensure transparency of the management of the Nomura Group through performing its functions.

3. All matters concerning the Compensation Committee shall, except as otherwise provided for by laws or ordinances or by the Articles of Incorporation, be governed by the provisions of these Regulations.

Article 2. (Constitution)

1. The Compensation Committee shall consist of directors elected by the board of directors (hereinafter, referred to as the “Member Directors”).

2. The Compensation Committee shall consist of three or more directors; provided, however, the majority of the Member Directors shall be outside directors who are not executive officers of the Company.

3. The board of directors shall determine the Chairman of the Compensation Committee.

Article 3. (Holding of Meetings)

A meeting of the Compensation Committee shall be held not less frequently than annually.

Article 4. (Place of Holding of Meetings)

Meetings of the Compensation Committee shall be held at the head office of the Company; provided, however, that, if necessary, the meetings may be held at any other place or by telephone or other means at two or more places.

Article 5. (Convocation of Meetings)

Any Member Director shall convene a meeting of the Compensation Committee.

Article 6. (Convocation Notices)

1. Notice of a meeting of the Compensation Committee shall be given to each Member Director at least two (2) days prior to the date set for such meeting.

2. With the consent of all Member Directors, a meeting of the Compensation Committee may be held without following the convocation procedure provided for in the foregoing paragraph.

Article 7. (Agenda)

The agenda of a meeting of the Compensation Committee shall be notified in advance to all Member Directors entitled to be present at the meeting; provided, however, that in an unavoidable case, the foregoing shall not be applied.

Article 8. (Chairman of Meetings)

The Chairman of the Compensation Committee shall act as chairman of meetings of Compensation Committee.

Article 9. (Resolutions)

1. The resolution of a meeting of the Compensation Committee shall be adopted by an affirmative vote of a majority of the Member Directors present which Member Directors present shall constitute a majority of all Member Directors then in office.

2. No Member Director who has a special interest in any matter requiring a resolution shall be entitled to vote on such matter.

Article 10. (Matters Requiring Resolutions)

1. The following matters shall be referred to meetings of the Compensation Committee:

(1)	Establishment of the policy with respect to the determination of the individual compensation of each director and executive officer; and

(2)	Determination of the individual compensation of each director and executive officer.

2. The Compensation Committee shall determine each of the matters prescribed in the following items, together with the determination of item (2) of the preceding paragraph:

(1)	Fixed amount: the amount determined on an individual basis;

(2)	Undetermined amount: the method of calculation thereof on an individual basis; and

(3)	Any non-monetary compensation: the particulars thereof determined on an individual basis.

3. The Compensation Committee shall discuss the basic policy with respect to the compensation of directors and executive officers of the Nomura Group.

Article 11. (Attendance of Persons Other Than Member Directors)

1. The Compensation Committee may ask persons other than Member Directors to attend a meeting of the Compensation Committee, to report on the relevant matters and to express their opinions thereat whenever necessary.

2. The directors, executive officers or employees attending pursuant to the preceding paragraph shall explain to the Compensation Committee matters demanded by the Compensation Committee.

Article 12. (Minutes of Meetings)

1. The substance of proceedings at a meeting of the Compensation Committee and the results thereof shall be recorded in minutes of the meeting, and the Member Directors present shall affix their names and seals thereto.

2. The minutes of the meeting of the Compensation Committee shall be kept at the head office of the Company for ten (10) years.

3. The minutes of meetings of the Compensation Committee shall not be offered to public perusal or permitted to be reproduced, except to the shareholders or creditors who have complied with formalities prescribed by laws or ordinances.

4. Any director may peruse or reproduce the minutes of meetings of the Compensation Committee.

Article 13. (Notices to Absent Member Directors)

Resolutions made at a meeting of the Compensation Committee shall be notified to Member Directors who were absent from such meeting.

Article 14. (Report to the Board of Directors)

The Member Director appointed by the Compensation Committee shall report to the board of directors on the status of execution of the function in Compensation Committee without delay.

Supplementary Provision

These	Regulations shall come into force as from June 26, 2003.